PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-286547

10,007,352 Shares of Common Stock

Issuable Upon Exercise of Outstanding Warrants

This prospectus relates to the resale of up to 10,007,352 shares of Dermata Therapeutics, Inc. (the “Company,” “we,” “our” or “us”) common stock, par value $0.0001 per share, by the Selling Stockholders listed in this prospectus (the “Selling Stockholders”). The shares of common stock registered for resale pursuant to this prospectus consist of (i) 4,980,806 shares of common stock (the “Series A Warrant Shares”) issuable upon the exercise of a Series A warrant (the “Series A Warrant”), (ii) 4,688,134 shares of common stock (the “Series B Warrant Shares”), issuable upon the exercise of a Series B warrants (the “Series B Warrant”), and (iii) 338,412 shares of common stock (the “HCW Warrant Shares” and together with the Series A Warrant Shares and Series B Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain warrants issued to HCW (the “HCW Warrants” and together with the Series A Warrant and Series B Warrant, the “Warrants”). The Warrants were issued to the Selling Stockholders in connection with a private placement offering (the “Private Placement”) which closed on March 28, 2025.

For additional information about the Private Placement, see “Private Placement.”

The Series A Warrant and the Series B Warrant have an exercise price of $1.284 per share. The Series A Warrant will be exercisable on or after the date on which we receive stockholder approval pursuant to Nasdaq Listing Rule 5635(d) (the “Stockholder Approval”) until the five (5) year anniversary of Stockholder Approval. The Series B Warrant will be exercisable on or after the date of Stockholder Approval until the eighteen (18) month anniversary of Stockholder Approval. The HCW Warrants have substantially the same terms as the Series A Warrant, except that the HCW Warrants have an exercise price of $1.605.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in their shares of common stock on any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of common stock by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 9 and “Plan of Distribution” beginning on page 10 of this prospectus for more information.

Our common stock and certain of our outstanding warrants (the “Public Warrants”) are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “DRMA” and “DRMAW,” respectively. On April 14, 2025, the last reported sale price of our common stock and Public Warrants as reported on Nasdaq was $0.7972 and $0.0176, respectively.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission, or the SEC, on March 17, 2025 and our other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2025.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 5, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

This prospectus and the information incorporated by reference herein contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated by reference herein, including logos, artwork, and other visual displays, may appear without the ® or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names and service marks appearing in this prospectus and the documents incorporated by reference herein are the property of their respective owners.

Corporate Overview

We are a late-stage medical dermatology company focused on identifying, developing, and commercializing innovative pharmaceutical product candidates for the treatment of medical skin diseases and aesthetic applications we believe represent significant market opportunities.

Dermatological diseases such as acne vulgaris (or acne), psoriasis vulgaris (or psoriasis), hyperhidrosis, and various aesthetic indications, affect millions of people worldwide each year which may negatively impact their quality of life and emotional well-being. While there are multiple current treatment options for these indications on the market, we believe that most have significant drawbacks, including underwhelming efficacy, cumbersome application regimens and varying negative side effects, all of which we believe lead to decreased patient compliance. A majority of these indications are first treated with topical therapies, however, many patients frequently switch treatments or discontinue treatment altogether due to patient dissatisfaction. This is primarily due to slow and modest response rates, early tolerability issues, once or twice daily application schedules and long duration of therapy. Given the limitations with current topical therapies, we believe there is a significant opportunity to address the needs of frustrated patients searching for topical products that satisfy their dermatological and lifestyle needs.

Our two product candidates, XYNGARI™ (formerly DMT310) and DMT410, both incorporate our proprietary, multifaceted, Spongilla technology to topically treat a variety of dermatological conditions. Our Spongilla technology is derived from a naturally grown freshwater sponge, Spongilla lacustris or Spongilla, which is processed into a powder that is mixed with a fluidizing agent immediately prior to application to form an easily applicable paste. Spongilla is a unique freshwater sponge that only grows in commercial quantities in select regions of the world and under specific environmental conditions, all of which give it its distinctive anti-microbial, anti-inflammatory, and mechanical properties. The combination of these environmental conditions, the proprietary harvesting protocols developed with our exclusive supplier, and our post-harvest processing procedures produce a pharmaceutical product candidate that optimizes the mechanical components as well as the chemical components of the sponge to create a product candidate with multiple mechanisms of action for the treatment of inflammatory skin diseases and aesthetic applications.

We believe our Spongilla technology platform will enable us to develop XYNGARITM as either a single, stand-alone agent, or used together with other dermatology products to target the topical delivery of chemical compounds into the dermis for a variety of dermatology indications. We believe the combination of Spongilla’s mechanical and chemical components (which we believe have demonstrated, in-vitro, anti-microbial and anti-inflammatory properties), add to the versatility of our Spongilla technology platform’s effectiveness as a singular product, in the treatment of a wide variety of medical skin diseases like acne and psoriasis. We also believe the mechanical properties of our Spongilla technology allows for the intradermal delivery of a variety of large molecules, like botulinum toxins, monoclonal antibodies, or dermal fillers, to targeted treatment sites, through topical application without the need for needles.

Our lead product candidate, XYNGARI™, is intended to utilize our Spongilla technology for the once weekly treatment of a variety of skin diseases, with our initial focus being the treatment of acne, which has a U.S. market size of approximately 30 million patients seeking treatment. In March 2025, we announced that our XYNGARI™ Phase 3 Spongilla Treatment of Acne Research (STAR-1) trial topline data met all primary endpoints at week 12. XYNGARI™ demonstrated highly statistically significant difference compared with placebo for all primary endpoints after 12 weeks of once weekly treatments. The Phase 3 STAR-1 trial was double-blind, randomized, placebo controlled, and enrolled 520 patients with moderate-to-severe acne, age 9 years or older across sites in the United States and Latin America. The primary endpoints included absolute reduction in inflammatory and noninflammatory lesion counts and the improvement in investigators global assessment (IGA) of acne. Patients were treated once a week for 12 weeks with either XYNGARI™ or placebo and were evaluated monthly. We are currently awaiting the full data set from the STAR-1 trial. As requested by the FDA, we will have to complete a second Phase 3 trial, STAR-2, which will be followed by an extension study to follow patients for a 12-month total treatment period. The STAR-2 trial will include a near identical trial design to the STAR-1 trial and is planned to begin by the end of 2025. Previously XYNGARI™ has shown its ability to treat the multiple causes of acne in a Phase 2b study where we initially saw a 45% reduction in inflammatory lesions after four treatments, with XYNGARI™ achieving statistically significant improvements at all time points for all three primary endpoints throughout the study (reduction in inflammatory lesions, reduction in non-inflammatory lesions, and improvement in IGA). In addition, based on the multiple mechanisms of action and anti-inflammatory effect seen with the XYNGARI™ acne trial, we completed a Phase 1b proof of concept, or POC, trial in psoriasis where we saw encouraging results warranting further investigation upon our receipt of adequate funding.

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XYNGARI™ consists of two grams of powder processed from the naturally grown freshwater sponge, Spongilla lacustris. The patient mixes the powder with a fluidizing agent (3% hydrogen peroxide) immediately prior to application to form an easy-to-apply paste. The paste is applied like a mud mask and is left on the skin for approximately ten to fifteen minutes, after which time it is washed off with water. Due to the unique combination of XYNGARI™’s mechanical components and chemical components, and based on our Phase 2 acne data, we believe patients will only need to apply XYNGARI™ once weekly to produce the desired treatment effect. The mechanical components of the Spongilla powder consist of many microscopic siliceous, needle-like spicules that, when massaged into the skin, penetrate the stratum corneum (the skin’s outermost protective layer) and create microchannels into the dermis where pro-inflammatory cytokines and bacteria reside. We believe that the penetration of the spicules also leads to the opening of microchannels, which allow oxygen to enter pilosebaceous glands, helping to kill C. acnes, which grow in an anaerobic (without oxygen) environment (C. acnes are the bacteria that cause inflammatory lesions in acne patients). The spicules also cause turnover of the top layer of dead skin, thereby increasing collagen production resulting in skin rejuvenation. Additionally, we believe the newly created microchannels provide a conduit for XYNGARI™’s naturally occurring chemical compounds to be delivered to the dermis and pilosebaceous glands, helping to kill the C. acnes and reduce inflammation. In addition to anti-microbial compounds, XYNGARI™ also appears to have anti-inflammatory chemical compounds, as demonstrated during in vitro experiments, that inhibit inflammation through the reduction of C.acnes stimulated IL-8 production and by inhibiting IL-17A and IL-17F expression in human cell lines. Also, during in vitro studies of XYNGARI™’s organic compounds, we observed the inhibition of the lipogenesis of sebocytes, which may translate to a reduction in sebum (an oily and waxy substance produced by the human body’s sebaceous glands) production and the oiliness of the skin in patients, which was observed by a number of clinical investigators in our Phase 2 acne studies. We believe the combination of these biological and mechanical effects could be important factors in treating multiple inflammatory skin diseases, as seen in our clinical trials.

Our second product candidate utilizing our Spongilla technology is DMT410. DMT410 is intended to consist of one treatment of our proprietary sponge powder followed by one topical application of botulinum toxin for delivery into the dermis. Currently, botulinum toxin is only approved to be delivered to the dermis by intradermal injections, which can be painful for the patient and time-consuming for the physician. However, we believe DMT410’s ability to topically deliver botulinum toxin into the dermis could have similar levels of efficacy to existing delivery techniques, with fewer tolerability issues, and a quicker application time, possibly replacing the need for intradermal injections. We first tested DMT410 in a Phase 1 POC trial in primary axillary hyperhidrosis patients where we observed 80% of patients achieving a reduction in gravimetric sweat production greater than 50% four weeks after a single treatment. With almost 40% of the hyperhidrosis market currently being treated with intradermal injections of botulinum toxin, we believe there could be significant opportunity for DMT410 to break into this market and replace intradermal injections of botulinum toxin. Based on DMT410’s ability to effectively deliver botulinum toxin to the dermis as observed in the Phase 1 axillary hyperhidrosis trial, we also conducted a Phase 1 POC trial of DMT410 for the treatment of multiple aesthetic skin conditions, including reduction of pore size, sebum production, and fine lines, among others. In November 2021, we announced top-line results from this trial, where we saw promising data that we believed warranted further investigation of DMT410.

On January 17, 2025, we entered into a Clinical Trial Collaboration Agreement (the “Collaboration Agreement”) with Revance Therapeutics, Inc. (“Revance”) where we intend to initiate a Phase 2a clinical trial to evaluate the topical application of XYNGARI™ followed by the topical application of DAXXIFY® for the treatment of primary axillary hyperhidrosis. The Phase 2a clinical trial is anticipated to evaluate the efficacy, safety, and tolerability of XYNGARI™ and DAXXIFY® versus XYNGARI™ and placebo in patients with moderate-to-severe axillary hyperhidrosis for 16 weeks. The trial is anticipated to be randomized (1:1:1:1), double-blind, placebo-controlled, enrolling approximately 48 patients across sites in the United States. The endpoints are intended to be the percent of patients with greater than 50% reduction in gravimetrically measured sweat production from baseline, the percent of patients with gravimetric sweat production less than 50mg, and the mean absolute change from baseline in gravimetrically measured.

Corporate Information

We were formed as a Delaware limited liability company under the name Dermata Therapeutics, LLC in December 2014. On March 24, 2021, we converted into a Delaware corporation and changed our name to Dermata Therapeutics, Inc.

“Dermata”, “XYNGARI” and our other common law trademarks, service marks or trade names appearing herein are the property of Dermata Therapeutics, Inc. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our mailing address is 3525 Del Mar Heights Rd., #322, San Diego, CA, 92130 and our telephone number is (858) 800-2543. Our website address is www.dermatarx.com.

Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

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THE OFFERING

Common Stock to be offered by the Selling Stockholders	Up to 10,007,352 shares of common stock, which are comprised of (i) 4,980,806 shares of common stock issuable upon exercise of the Series A Warrant, (ii) 4,688,134 shares of common stock issuable upon exercise of the Series B Warrant, and (iii) 338,412 shares of common stock issuable upon exercise of the HCW Warrants.

Use of Proceeds

We will not receive any proceeds from the shares of common stock offered by the Selling Stockholders pursuant to this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. Please see the section entitled see “Use of Proceeds” on page 9 of this prospectus for a more detailed discussion.

National Securities Exchange Listing	Our common stock and our Public Warrants are currently listed on Nasdaq under the symbols “DRMA” and “DRMAW,” respectively.

Risk Factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 5 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 17, 2025, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 17, 2025, as supplemented by our other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of common stock could decline, and you might lose all or part of your investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	our lack of operating history;

●	the expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital;

●	our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;

●	our dependence on our product candidates, which are still in various stages of clinical development;

●	our ability to acquire sufficient quantities of raw material needed to manufacture our drug product;

●	our, or that of our third-party manufacturers, ability to manufacture cGMP quantities of our product candidates as required for pre-clinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;

●	our ability to complete required clinical trials for our product candidates and obtain approval from the FDA or other regulatory agencies in different jurisdictions;

●	our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;

●	our dependence on third-parties to manufacture our product candidates;

●	our reliance on third-party CROs to conduct our clinical trials;

●	our ability to maintain or protect the validity of our intellectual property;

●	our ability to internally develop new inventions and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	Impacts of increased trade tariffs, import quotas or other trade restrictions or measures taken by the United States and other countries, including the recent and potential changes in U.S. trade policies that may be made by the Trump presidential administration;

●	acceptance of our business model by investors;

●	the accuracy of our estimates regarding expenses and capital requirements;

●	our ability to adequately support organizational and business growth; and

●	other factors discussed in our most recent Annual Report on Form 10-K.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein, or those documents incorporated by reference, or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus, or the date of the document incorporated by reference into this prospectus. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith, and we believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs, or projections will result or be achieved or accomplished.

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PRIVATE PLACEMENT

On March 27, 2025, we entered into an inducement offer letter agreement (the “Inducement Letter”) with a holder of certain of our existing warrants (the “Holder”). Pursuant to the Inducement Letter, the Holder agreed to exercise for cash its existing warrants, exercisable for an aggregate of 4,834,470 shares of our common stock, issued to the Holder on (i) May 17, 2024 (the “May 2024 Warrants”), which were issued in two separate series, each having an exercise price of $4.91 per share, and (ii) September 16, 2024, which were issued in two separate series, each having an exercise price of $1.58 per share (the “September 2024 Warrants” and together with the May 2024 Warrants, the “Existing Warrants”), at a reduced exercise price of $1.284 per share in consideration for our agreement to issue in a private placement (i) the Series A Warrant to purchase up to 4,980,806 shares of common stock, with an exercise price of $1.284 per share and (ii) the Series B Warrant to purchase up to 4,688,134 shares of common stock with an exercise price of $1.284 per share.

The Series A Warrant will be exercisable on or after the date of the Stockholder Approval until the five (5) year anniversary of Stockholder Approval. The Series B Warrant will be exercisable on or after the date of Stockholder Approval until the eighteen (18) month anniversary of Stockholder Approval. The Private Placement closed on March 28, 2025 (the “Closing Date”).

Pursuant to the Inducement Letter, we agreed to prepare and file a registration statement registering the resale of the Warrant Shares as soon as practicable after the Closing Date, and to use commercially reasonable efforts to have the registration statement declared effective within 90 days following the date of the Inducement Letter. We have filed the registration statement of which this prospectus forms a part pursuant to the Inducement Letter.

We engaged H.C. Wainwright & Co., LLC (“HCW”) to act as our exclusive financial advisor in connection with the transactions described herein. Per the terms of an engagement letter, we paid HCW a cash fee equal to 7.0% of the aggregate gross proceeds received from the Holders’ exercise of its Existing Warrants and issued to HCW, or its designees, the HCW Warrants.

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SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of up to an aggregate 10,007,352 shares of our common stock issuable upon the exercise of the Warrants. The Selling Stockholders acquired their securities in the transactions described above under the heading “Private Placement.”

The Warrants held by the Selling Stockholders contain limitations which prevent the holder from exercising such Warrants if such exercise would cause the Selling Stockholders, together with certain related parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination, shares of common stock issuable upon exercise of the Warrants which have not been exercised.

The table below sets forth, as of April 15, 2025, the following information regarding the Selling Stockholders:

●	the names of the Selling Stockholders;

●	the number of shares of common stock owned by the Selling Stockholders prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

●	the number of shares of common stock to be offered by the Selling Stockholders in this offering;

●	the number of shares of common stock to be owned by the Selling Stockholders assuming the sale of all of the shares of common stock covered by this prospectus; and

●	the percentage of our issued and outstanding shares of common stock to be owned by Selling Stockholders assuming the sale of all of the shares of common stock covered by this prospectus based on the number of shares of common stock issued and outstanding as of April 15, 2025.

Except as described above, the number of shares of common stock beneficially owned by the Selling Stockholders has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of common stock that the Selling Stockholders has the right to acquire within 60 days of April 15, 2025.

All information with respect to the common stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholders has sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of common stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of the shares of common stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of common stock that they presently own. Except as set forth below, neither the Selling Stockholders, nor any persons (entities or natural persons) who have control over the Selling Stockholders, have held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of common stock or other securities.

Name of Selling Stockholders	Shares Owned prior to Offering		Shares Offered by this Prospectus	Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering (1)
Armistice Capital, LLC (2)	14,282,264	(3)	9,668,940	4,613,324	9.99%
Noam Rubinstein (4)	213,090		106,600	106,490	1.77%
Craig Schwabe (4)	22,829		11,421	11,408	* %
Michael Vasinkevich (4)	433,791		217,007	216,784	3.59%
Charles Worthman (4)	6,765		3,384	3,381	* %

* Less than 1.0%.

(1)	Percentages are based on 6,032,648 shares of common stock outstanding as of March 31, 2025.

(2)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants held by Armistice Capital are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Armistice Capital from exercising that portion of its warrants that would result in its and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Contains (i) 379,500 shares of common stock, (ii) pre-funded warrants to purchase up to 4,232,470 shares of common stock, subject to a beneficial ownership limitation of 9.99% and (iii) warrants to purchase up to 9,670,294 shares of common stock, which include the Series A Warrant to purchase up to 4,980,806 shares of common stock, subject to a beneficial ownership limitation of 4.99%, and the Series B Warrant to purchase up to 4,688,134 shares of common stock, subject to a beneficial ownership limitation of 4.99%.

(4)	Each of the Selling Stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of the HCW Warrants and other warrants received as compensation in connection with offerings consummated by us in January 2024, September 2024, May 2024, November 2023, May 2023, and March 2023. The Selling Stockholders acquired the HCW Warrants in the ordinary course of business and, at the time the HCW Warrants were acquired, the Selling Stockholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities. H.C. Wainwright & Co., LLC served as our exclusive financial advisor in connection with the Private Placement, for which it received compensation as described above under the section titled “Private Placement.”

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USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of common stock in this offering. We will pay all of the fees and expenses incurred by us in connection with this registration. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes.

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PLAN OF DISTRIBUTION

The Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our common stock is quoted on Nasdaq under the symbol “DRMA.”

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DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Amended and Restated Bylaws, as amended (the “Bylaws”) copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

We have 260,000,000 shares of capital stock authorized under our amended and restated certificate of incorporation, consisting of 250,000,000 shares of common stock with a par value of $0.0001 per share and 10,000,000 shares of preferred stock with a par value of $0.0001 per share. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are currently outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide for:

●	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

●	limiting the removal of directors by the stockholders;

●	requiring a supermajority vote of stockholders to amend our bylaws or certain provisions our certificate of incorporation;

●	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

●	eliminating the ability of stockholders to call a special meeting of stockholders;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings;

●	establishing Delaware as the exclusive jurisdiction for certain stockholder litigation against us; and

●	a classified board of directors.

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Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company or the Company’s stockholders, creditors or constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to, or a claim against the Company or any director or officer of the Company, with respect to the interpretation or application of any provision of, the DGCL, our certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, in each of the aforementioned actions, any claims to which the Court of Chancery of the State of Delaware determines it lacks jurisdiction. This provision will not apply to claims arising under the Exchange Act, the Securities Act or for any other federal securities laws which provide for exclusive federal jurisdiction. However, the exclusive forum provision provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Therefore, this provision could apply to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act.

Whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent and Registrar

The name, address and telephone number of our stock transfer agent is Direct Transfer, LLC, 500 Perimeter Park Dr., Suite D, Morrisville, NC 27560, (919) 744-2722.

National Securities Exchange Listing

Our common stock is currently listed on Nasdaq under the symbol “DRMA.”

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements of Dermata Therapeutics, Inc. (the Company) as of December 31, 2024 and 2023 and for the years then ended incorporated in this prospectus by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), which is incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at https://www.dermatarx.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 17, 2025;

●	our Current Reports on Form 8-K as filed with the SEC on January 21, 2025, January 23, 2025, March 25, 2025, March 27, 2025, March 28, 2025, and April 15, 2025 (other than any portions thereof deemed furnished and not filed); and

●	the description of our common stock and warrants contained in our Registration Statement on Form 8-A filed with the SEC on August 11, 2021, including any amendments and reports filed for the purpose of updating such description, including the description of our common stock included as Exhibit 4.12 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 17, 2025.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Dermata Therapeutics, Inc.

Attn: Gerald T. Proehl

President and Chief Executive Officer

3525 Del Mar Heights, Rd., #322

San Diego, California 92130

Telephone: (858) 800-2543

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10,007,352 Shares of Common Stock

Issuable Upon Exercise of Outstanding Warrants

PROSPECTUS

April 23, 2025